Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4/A) of Ply Gem Holdings, Inc. and subsidiaries for the registration of its 6.50% Senior Notes due 2022 and to the incorporation by reference therein of our report dated March 14, 2014, with respect to the consolidated financial statements and schedule of Ply Gem Holdings, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

December 12, 2014